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                                                                      EXHIBIT 99
                       [WOOLWORTH CORPORATION LETTERHEAD]







                                                   NEWS RELEASE

                                          CONTACT: For Investors and Financial
                                                   Media:
                                                         Juris Pagrabs
                                                         (212) 553-7017

                                                   For General and Local Media:
                                                         Frances E. Trachter
                                                         (212) 553-2394
FOR IMMEDIATE RELEASE

                     WOOLWORTH CORPORATION TO CLOSE ITS U.S.
                         GENERAL MERCHANDISE OPERATIONS

        -- Plans Include Conversion of Approximately 100 Locations to Its
                   Foot Locker and Champs Athletic Formats --

New York, NY, July 17, 1997-- Woolworth Corporation (NYSE:Z) today announced that it is exiting its domestic Woolworth general merchandise business. The Company will convert approximately 100 of its prime United States general merchandise locations to Foot Locker, a new larger Champs Sports, and other athletic or specialty formats, and will close or sell the remaining stores as well as its distribution center located in Denver, Pennsylvania. The Company presently operates 400 stores in the United States under the F.W. Woolworth name.

"We made the very difficult decision to close our domestic F.W. Woolworth general merchandise operations to help assure the continuing profitable growth of the Woolworth Corporation and to better serve all of our constituencies," said Roger N. Farah, Chairman of the Board and Chief Executive Officer. "This will enable us to focus on growing our profitable athletic and specialty retailing formats, including Foot Locker, Lady Foot Locker, Kids Foot Locker, Champs Sports and the Northern Group of apparel stores."

"This Company has invested significant resources in trying to revitalize the F.W. Woolworth chain, including time, money and management's attention," Mr. Farah stated. "However, despite our best efforts and the hard work of the F.W. Woolworth team, the business continued to lose money and it became clear that F.W. Woolworth would be unable, in the foreseeable future, to return to profitability as well as meet our minimum performance standards. After taking a hard look at the long-term viability of this business, we have determined that as American consumers turn to different 'large-box' mass merchandise and specialty retailing formats to meet their shopping needs, the marketplace simply could not support Woolworth's form of general merchandise business at an acceptable return on investment."

For the most recent quarter ended April 26, 1997, the F.W. Woolworth division incurred operating losses of $24 million on $224 million of sales. In 1996, the division generated sales of approximately $1.0 billion and an operating loss before non-recurring items of $37 million.

                                     -MORE-
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Woolworth Corporation
Press Release
July 17, 1997
Page 2



Tracing its origins to 1879, the F.W. Woolworth Co., a subsidiary of Woolworth Corporation, operates general merchandise stores in 35 states, Puerto Rico and the U.S. Virgin Islands, and has approximately 3,600 full-time and 5,600 part-time employees. The Company said it will provide these associates with severance and outplacement counseling.

The Company expects to record an after-tax charge of approximately $223 million, or $1.66 per share, in the second quarter of 1997, which will be treated as discontinued operations for accounting purposes. This charge relates primarily to leasehold and real estate disposition expenses, severance and related benefit costs, inventory liquidation and other related expenses. The Company expects the restructuring to generate positive cash flows over the next two years through real estate conversions and dispositions.

In connection with the store closings, the Company plans to conduct inventory sales during which all merchandise will be offered to customers at significantly reduced prices. In addition, the stores' fixtures, including display cases, soda fountain items, signage and furniture, will be offered for sale. The Company expects to close the stores over the next several months.

The Company also said that it intends to change its corporate name to better reflect its global specialty retailing formats. A new name will be announced later this year.

Woolworth Corporation currently operates 7,558 stores in North America, Europe, Australia and Asia, including Foot Locker, Northern Reflections, After Thoughts and Champs Sports. The Company also operates general merchandise stores in Germany, Mexico and Canada.

                 Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors including the effects of currency fluctuations, consumer preferences and economic conditions world-wide. Any changes in such assumptions or factors could produce significantly different results.
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